Exhibit 10(xii)

INVESTORS TITLE INSURANCE COMPANY

NONQUALIFIED DEFERRED COMPENSATION PLAN

Effective June 1, 2004

i

TABLE OF CENTENTS
(continued)

ii

PREAMBLE

Effective June 1, 2004, Investors Title Insurance Company the “Company”) hereby establishes this non-qualified deferred compensation plan referred to as the Investors Title Insurance Company Non-qualified Deferred Compensation Plan (the “Plan”).

The purpose of this Plan is to permit selected management employees to set-aside additional retirement benefits on a pre-tax basis.  This Plan shall be unfunded and maintained primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).  The Plan is intended to be effective with respect to Compensation earned after December 31, 2002.

Benefits are based upon hypothetical contributions from a Participant’s Compensation, and from Company Contributions, in each case which are credited to a Participant’s “Account”.

It is intended that funds accumulated under this Plan on a Participant’s behalf will be paid to the Participant at a specified future date determined under procedures described herein, or upon disability or Termination of Employment.  The Participant may select a lump sum, or from among other payment options for Plan benefits.  Upon the Participant’s death, the Participant’s remaining Account balance, if any, will be paid to the Participant’s named Beneficiary.

Account balances resulting from a Participant’s deferred compensation may be credited with interest, at a rate determined by the Company, or with amounts reflecting and corresponding to the performance (i.e., income, gains, losses, etc.) of a designated security or index.  Further, the Company may choose to set aside assets relating to Plan obligations in a Rabbi Trust, the corpus of which will be available to the Company’s creditors in the event of bankruptcy.  However, the Company is under no obligation to invest amounts deemed contributed to the Plan or to set aside funds in a Rabbi Trust.  In all cases, the Company may elect to pay the benefits promised hereunder from other general assets.  Notwithstanding the fact that the Company may set aside assets in respect of its obligations under the Plan, the Plan is unfunded and the rights of Participants and Beneficiaries are limited to those of general, unsecured creditors of the Company.

ARTICLE I
 DEFINITIONS

The following words and phrases when used in the Plan shall have the following meanings, unless a different meaning is plainly required by the context:

1.1

“Account” means the bookkeeping account established for the measurement of the Company’s accumulated liability to a Participant under the Plan.  Each Participant’s Account will reflect the undistributed balance to the credit of the Participant, representing accumulated Elective Deferrals and Company Contributions, and the hypothetical investment earnings, gains and losses credited to the Account under the terms of the Plan.

1.2

“Beneficiary” means the person, persons or trust designated by the Participant or former Participant to receive benefits under the Plan in the event of the Participant’s death prior to the full distribution of his Account.  A Participant shall designate his Beneficiary or Beneficiaries in writing under the specific procedures as shall be established by the Plan Administrator.  A Participant may change his Beneficiaries at any time by delivering written instructions to the Plan Administrator.  In the event a Participant dies without a valid designation of Beneficiary in effect, the Participant’s remaining Account shall be payable to his spouse or, if the Participant is not married at the time of death, to his estate.

1.3

“Benefit Commencement Date” means the date upon which the Participant’s Termination of Employment occurs or is deemed to occur in accordance with the provisions of Article IV and after which the distribution of benefits to the Participant will commence in accordance with the provisions of Articles IV and V.

1.4	“Board” or “Board of Directors” means the Board of Directors of Investors Title Insurance Company.

1.5

“ Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations issued thereunder.  Reference to any section of the Code shall include any successor provision thereto.

1.6

“Committee” means the Compensation Committee of Investors Title Insurance Company or such other person or persons designated by the Company to determine the eligibility of employees for participation in the Plan in accordance with the provisions of Article XI, and to provide oversight to the administration of the plan in accordance with Article VII.

1.7	“Company” means Investors Title Insurance Company, a North Carolina corporation, and its successor or successors. The Company is a wholly-owned subsidiary of Investors Title Company.

1.8	“Company Contributions” means the amounts which the Company will credit to a Participant’s Account, as provided in Section 4.3.

1.9

“Compensation” means the aggregate compensation paid to a participant by the Company for a Plan Year, including salary, overtime pay, commissions, bonuses and all other items that constitute wages within the meaning of § 3401(a) of the Code or are required to be reported under §§ 6041(d), 6051(a)(3) or 6052 of the Code.  Compensation also includes Elective Deferrals under this Plan and any deferrals under cash-or-deferred arrangements or cafeteria plans that are not includible in gross income by reason of § 125 or § 402(a)(8) of the Code but does not include any other amounts contributed pursuant to, or received under, this Plan or any other plan of deferred compensation.  Compensation excludes all stock option transactions, relocation reimbursements, and automobile allowances.

1.10	“Effective Date” means June 1, 2004.

1.11

“Elective Deferral” means the amounts of Compensation which a Participant may elect to defer receipt until a later date, and which will be credited to such Participant’s Account, as provided in Section 4.2.

1.12	“Eligible Employee” means an employee of the Company who is included in the eligible class described in Section 2. 1, and who is listed on the Schedule.

1.13	“Participant” means an Eligible Employee for whom an Account is being maintained under the terms of the Plan.

1.14	“Plan” means the Investors Title Insurance Company Non-Qualified Deferred Compensation Plan as set forth in this document and as amended from time to time.

1.15	“Plan Administrator” means the Company.

1.16	“Plan Year” means each calendar year commencing January 1, 2004 and thereafter.

1.17

“Rabbi Trust” means, for the purposes of this Plan, a grantor trust under Subpart E of Subchapter J of Chapter I of the Code established by an employer in connection with a nonqualified deferred compensation or supplemental retirement benefit plan, the assets of which may be reached by the employer grantor’s general creditors.

1.18	“Schedule” means the document which lists the Eligible Employees who are Participants in the Plan, as such Schedule is amended from time to time.

1.19	“SEP” means the simplified employee pension which the Company sponsors and administrators, as provided in Code section 408.

1.20	“Termination of Employment” means any severance of the employee/employer relationship between a Participant and the Company for any reason.

1.21	“Valuation Date” means the last day of each calendar quarter, and is the date on which Participant Account values are determined.

ARTICLE II
PARTICIPATION

2.1	Eligible Class.

(a)

Except as provided in (b) and (c) below, an individual who is employed by the Company is an Eligible Employee with respect to a particular Plan Year only if he is both (i) within a select group of management or highly compensated Employees within the meaning of Sections 201(2), 301 (a)(3) and 401 (a)(1) of ERISA, as determined by the Committee in its sole discretion, and (ii) identified by the Company as an Eligible Employee and listed in the Schedule A, attached hereto.

(b)

Each Eligible Employee must cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder.  Notwithstanding any provision in the Plan to the contrary, an individual who would otherwise be eligible to receive benefits under the Plan shall nevertheless be considered ineligible, and may be barred by the Company from participation in the Plan, (i) if he refuses to cooperate with any requirement which the Committee or Plan Administrator may reasonably impose; or (ii) if the Company chooses, in its discretion, to purchase one or more life insurance policies on the life of the individual in connection with its obligations under this plan, and the individual fails to submit a complete and accurate application in connection with the acquisition of the policy(ies), or fails to submit to any physical examination that the insurer may require, or fails to provide any other information that the insurer or Plan Administrator may reasonably request or to comply with any other requirement which the insurer may reasonably impose.

2.2	Commencement of Participation.

Each Eligible Employee shall first become a Participant as of the initial pay period for the first Plan Year following the date upon which he is first determined by the Committee to be an Eligible Employee.

ARTICLE III
ESTABLISHMENT OF ACCOUNTS

3.1	Accounts.

The Plan Administrator will establish and maintain separate memorandum Accounts for each Participant, for bookkeeping purpose only, which will be used to measure the amount of the Company’s liability to each Participant and Beneficiary under this Plan.

3.2	Credits and Debits to Accounts.

The Plan Administrator will, as often and as soon as may be reasonable and practicable, make such adjustments to the Accounts, by credit (addition) or debit (reduction), as may be necessary and/or appropriate to reflect:

	(a)	a Participant’s Elective Deferrals,

	(b)	any Company Contributions,

	(c)	any accrued interest (if Company contributions are deemed to be invested at interest), and

(d)

any income and/or expense, and any gain or loss (i.e., increase or decrease, whether realized or unrealized), associated with any other investment(s) in which the contributions are deemed be invested, so that the balance of any portion of the Account that is deemed to be invested will be adjusted in the same manner and amount that it would have been adjusted had the Account investment actually been made (i.e., so as to reflect the net amount invested, and any changes in the investment’s market or net asset value).

ARTICLE IV
CONTRIBUTIONS AND BENEFITS

4.1	Benefits.

Participants (or their Beneficiaries) will be entitled to benefits from this Plan upon the Participant’s Termination of Employment.  Benefits will be based upon the value of a Participant’s Account, which will reflect credits for (i) hypothetical “contributions” made by the Company in an amount equal to a Participant’s Elective Deferrals, (ii) hypothetical  contributions made by the Company in amounts as described in section 4.3, and (iii)  additional credits (or debits) for the hypothetical investment performance of those  contributions, as hereinafter described.

4.2	Elective Deferrals.

A Participant may file a written election with the Company (on a form approved by the Company) to defer receipt of any Compensation which the Participant would otherwise be entitled to receive from the Company.  Except as otherwise provided herein, the Participant’s election to defer payment of his Compensation must be made at least thirty (30) days before the beginning of the calendar year for which the Compensation is payable.  If the Participant elects to defer any Compensation under this Section 4.2,  the election may not be revoked during the calendar year in which it was intended to be applicable; however, the Participant may revoke and/or re-elect for Compensation that may be earned subsequent calendar years.

4.3	Company Contributions.

          (a)     Initial Contribution.   On or before December 31, 2004, the Company will credit to the account of each Participant who was employed by the Company on January 1, 2004, a sum equal to the aggregate amount that the Company would have contributed to such Participant’s SEP during the period from January 1 to December 31, 2003 if the Company’s contributions to the SEP had not been limited by Code section 415(c).

          (b)     Annual Contributions.   On or before December 31 of each calendar year beginning on or after January 1, 2004, the Company will credit to the account of each Participant a sum equal to the amount that the Company would have contributed to such Participant’s SEP during such calendar year if the Company’s contributions to the SEP for such calendar year had not been limited by Code section 415(c).

4.4	Crediting Elective Contributions to Accounts.

Elective Deferrals will be credited to a Participant’s Account within ten (10) days after the end of the month to which the Elective Deferrals relates. No amount shall actually be set aside for payment under this Agreement, and the existence of the Account shall not create and shall not be deemed to create a trust of any kind, or fiduciary relationship between the Company and the Participant or his Beneficiary.

4.5	Taxation.

Amounts credited to a Participant’s Account under this Plan are subject to rules of taxation (including employment taxes) as may be applicable from time to time.  Any taxes owing in a year will be deducted from a Participant’s Compensation pursuant to rules established by the Committee.

4.6	Investment Funds.

(a)

Investment Funds Offered under Plan.  The Company, in conjunction with the advice and recommendations of its investment advisors, shall designate one or more investments to be offered under the Plan, and shall provide the Participant a list of the mutual funds, stocks, bonds securities or other assets into which the Participant’s Account may be deemed invested.

(b)

Change in Investment Funds Offered under Plan.  In its sole discretion, the Company may from time to time, upon advice and recommendations by its investment advisors,  designate other investment funds in addition to or in lieu of the investment funds then being offered under the Plan.  Any such change in the investment funds offered under the Plan may be made without amending the Plan.   Any addition or deletion of a designated investment fund shall be communicated to the Participant.

(c)

Participant’s Choice of Funds.  The Participant’s choice of the investment funds into which an Account is deemed to be invested shall be the sole responsibility of the Participant. At the time an individual becomes a Participant (or within a short period of time thereafter), he may make an initial election regarding such deemed investment funds by submitting a completed investment election form to the Plan Administrator (in such documents as the Plan Administrator may designate).

(d)

Revised Participant’s Elections Regarding Investment Funds.  The Participant may elect to change the investment funds into which his Account is deemed to be invested by completing a new investment election form.  On such form, the Participant may designate the investment funds into which future Elective Deferrals and Company Contributions will be deemed to be invested and may change the investment funds into which prior Elective Deferrals and Company Contributions are deemed to be invested.  Such changes shall become effective as soon as administratively feasible following the date the investment election form is completed and submitted to the Plan Administrator.

(e)

Default Provision.  In the event the Participant fails to provide instructions on the investment of his Account, the Participant’s Account shall be deemed invested in a money market or similar type fund until further instructions are received from the Participant.

(f)

Investment Performance Not Guaranteed. The Participant shall assume all risks that the investments attributable to his Account may decrease in value when invested in accordance with his investment instructions made pursuant to this Section 4.5. Notwithstanding any other provision of this Plan to the contrary, the Company shall not be liable to the Participant for any decrease in the value of investments attributable to the Participant’s Account resulting from his investment selections, including, but not be limited to, market value fluctuations, administrative fees, sales commissions, and withdrawal or surrender penalties/charges.

4.7	Company Investments.

Any investment the Company may actually make in connection with Section 4.5 of the Plan shall at all times remain part of the general assets of the Company, within the Company’s control and available for any Company purpose, subject to the provisions of any Rabbi Trust to which any actual investment is transferred; and the rights of Participants and their Beneficiaries will remain those of unsecured general creditors of the Company.

ARTICLE V
BENEFIT EVENTS

5.1	Benefits Following Termination of Employment.

Upon a Participant’s Termination of Employment, the Company will pay benefits to the Participant in the amount and manner described in Article VI.

5.2	Death Benefits.

(a) Prior to his death, a Participant shall have the right to designate one or more Beneficiary for the amount payable under this Section 5.2.

(b)

If the Participant’s Termination of Employment occurs as a result of such Participant’s death, the Participant’s Account will be paid to the Participant’s named Beneficiary(ies) in a lump sum as described in Section 6.3. Payment will occur as soon as may be practicable under procedures established by the Plan Administrator.

(c) Unless the Participant’s Beneficiary designation provides to the contrary, the following will apply with respect to payments after the Participant’s death:

(i) If the primary Beneficiary survives the Participant but dies before distribution of the amount credited to such Participant’s Account, such amount will be paid to the Beneficiary’s estate.

(ii) If the primary Beneficiary does not survive the Participant, payment will be made to a contingent Beneficiary or, if none is named or none survives the Participant, to the Participant’s estate.

5.3	Payor.

The Company may pay directly any amounts due under the Plan to a Participant or Beneficiary, or it may delegate responsibility for payments to a trustee or other third party.

ARTICLE VI
VALUATION AND DISTRIBUTION OF ACCOUNTS

6.1	Valuation of Accounts.

A Participant’s Account shall be valued as of each Valuation Date under procedures established by the Plan Administrator.

6.2	Commencement of Benefits.

Benefits will be paid after the Participant’s Benefit Commencement Date, which shall be determined in accordance with the terms of Article V.

6.3	Form and Amount of Payment.

A Participant will receive a full lump sum payable on or within thirty days after the Participant’s Benefit Commencement Date, equal to the Account balance as of the Valuation Date immediately preceding the Benefit Commencement Date

6.4	Deferral of Benefits.

A Participant will have one opportunity to postpone the commencement of his benefits for his Account, as follows: At least twelve (12) months prior to the date on which distribution would otherwise commence (or, in the sole discretion of the Plan Administrator, on a date not less than six (6) months prior to that date, but not later than the last day of the year preceding the year in which distribution would otherwise commence), the Participant may elect to postpone, but not accelerate, his Benefit Commencement Date to a later specified date which may not be earlier than two years after his Termination of Employment.  Any election which is determined, considering the date upon which the Participant terminates or is deemed to have terminated under Article V, to have been made too late, and not in accordance with this Section 6.4, will be void and without effect.

ARTICLE VII
ADMINISTRATION AND CLAIMS PROCEDURE

7.1	Administration.

The Plan shall be administered by the Board, which shall have the authority, duty and power to interpret and construe the provisions of the Plan as the Board deems appropriate including the authority to determine eligibility for benefits under the Plan. The Board shall have the duty and responsibility of maintaining records, making the requisite calculations and disbursing the payments hereunder. The interpretations, determinations, regulations and calculations of the Board shall be final and binding on all persons and parties concerned. Any benefits payable under this Plan will be paid only if the Plan Administrator decides in its discretion that the applicant is entitled to them.

7.2	Expenses; Reliance on Third-Parties.

Expenses of administration shall be paid by the Company. The Board shall be entitled to rely on all tables, valuations, certificates, opinions, data and reports furnished by any actuary, accountant, controller, counsel or other person employed or retained by the Company with respect to the Plan.

7.3	Annual Statements.

The Board shall furnish individual annual statements of accrued benefits to each Participant, or Beneficiary, in such form as determined by the Board.

7.4	Appointment of a Conservator.

The Company may from time to time establish rules and procedures which it determines to be necessary for the proper administration of the Plan and the benefits payable to an individual in the event that individual is declared incompetent and a conservator or other person legally charged with that individual’s care is appointed. Except as otherwise provided herein, when the Company determines that such individual is unable to manage his or her financial affairs, the Company may pay such individual’s benefits to such conservator, person legally charged with such individual’s care, or institution then contributing toward or providing for the care and maintenance of such individual. Any such payment shall constitute a complete discharge of any liability of the Company and the Plan for such individual.

7.5	Limitation of Liability.

Notwithstanding any provision herein to the contrary, neither the Company nor any individual acting as an employee or agent of the Company shall be liable to any Participant, former Participant, designated Beneficiary, or any other person for any claim, loss, liability or expense incurred in connection with the Plan, unless attributable to fraud or willful misconduct on the part of the Company or any such employee or agent of the Company.

7.6	Claims for Benefits.

All claims for benefits shall be handled through the following procedure:

	(a)	Claim.

A person who believes that he is being denied a benefit to which he is entitled under the Plan (hereinafter referred to as a “Claimant”) may file a written request for such benefit with the Company, setting forth his claim.  The request must be addressed to the Plan Administrator at the Company’s  then principal place of business.

	(b)	Claim Decision.

Upon receipt of a claim, the Plan Administrator shall advise the Claimant that a reply will be forthcoming within ninety (90) days and shall, in fact, deliver such reply within such period.  The Plan Administrator may, however, extend the reply period for an additional ninety (90) days for reasonable cause.

If the claim is denied in whole or in part, the Plan Administrator shall adopt a written opinion, using language calculated to be understood by the Claimant, setting forth:

		(i)	The specific reason or reasons for such denial;

		(ii)	The specific reference to pertinent provisions of this Agreement on which such denial is based;

		(iii)	A description of any additional material or information necessary for the Claimant to perfect his claim and an explanation why such material or such information is necessary;

		(iv)	Appropriate information as to the steps to be taken if the Claimant wishes to submit the claim for review; and

		(v)	The time limits for requesting a review under Section 7.6(c) and for review under Section 7.6(d).

	(c)	Request for Review.

Within sixty (60) days after the receipt by the Claimant of the written opinion described above, the Claimant may request in writing that the Assistant Secretary of the Company review the determination of the Company.  Such request must be addressed to the Assistant Secretary of the Company, at its then principal place of business.  The Claimant or his duly authorized representative may, but need not, review the pertinent documents and submit issues and comments in writing for consideration by the Company.  If the Claimant does not request a review of the Company’s determination by the Assistant Secretary of the Company within such sixty (60) day period, he shall be barred and estopped from challenging the Company’s determination.

(d)	Review of Decision.

Within sixty (60) days after the Assistant Secretary’s receipt of a request for review, he will review the Company’s determination.  After considering all materials presented by the Claimant, the Assistant Secretary will render a written opinion, written in a manner calculated to be understood by the Claimant, setting forth the specific reasons for the decision and containing specific references to the pertinent provisions of this Agreement on which the decision is based.  If special circumstances require that the sixty (60) day time period be extended, the Assistant Secretary will so notify the Claimant and will render the decision as soon as possible, but no later than one hundred twenty (120) days after receipt of the request for review.

ARTICLE VIII
FUNDING

8.1	In General.

This Plan is unfunded.  The rights of a Participant or Beneficiary are those of an unsecured general creditor of the Company.  In general, benefits will be paid by the Company from its general assets when due.

The Company, in its sole discretion, shall decide whether or not to underwrite its obligations under the Plan by actually investing amounts equal to the Company contributions in any investment vehicle.  If the Company decides to invest its contributions, no Participant or Beneficiary will have any interest in those actual investments, even if those actual investments correspond to the Plan’s hypothetical investments, and even if the amounts invested correspond to the amounts of the Company’s hypothetical Plan contributions.  Any investment the Company makes in connection with the Plan shall at all times remain part of the general assets of the Company, subject to the provisions of any Rabbi Trust to which any actual investment is transferred; and the rights of Participants and their Beneficiaries will remain those of unsecured general creditors of the company.

Participants and their Beneficiaries, heirs, successors, and assigns shall have no legal or equitable rights, claims, or interests in any specific property or assets of the Company, including any investments actually acquired in connection with the Company’s obligations under the Plan, except as may be provided for in a Rabbi Trust which the Company may choose to establish, as provided for in Section 8.2.  No life insurance policy(ies) or other asset(s) of the Company shall be held by the Company, or by any other person or entity, in a fiduciary capacity, under any trust expressed or implied, for the benefit of Participants, their Beneficiaries, heirs, successors, or assigns (other than under a Rabbi Trust), or shall be held as collateral security for the fulfillment of the obligations of the Company under this Plan.  Any and all of the Company’s assets, including such Policies, shall be, and remain, the general, unpledged, unrestricted assets of the Company.

Whether or not the Company sets aside assets in a Rabbi Trust in connection with this Plan, the Company’s obligation under the Plan shall be merely that of an unfunded and unsecured promise of the Company to pay money in the future.

8.2	Rabbi Trust.

The Company may transfer cash, life insurance policies or any other assets to a Rabbi Trust which it may establish in connection with the Plan.

In that event, Plan benefits may be paid, in the absolute discretion of the Company, from the Company’s other general assets, or from assets held in the Rabbi Trust.

In the event that assets are placed in a Rabbi Trust, those assets shall remain available to general creditors of the Company in the event of its insolvency.

ARTICLE IX
AMENDMENT, TERMINATION AND CHANGE OF CONTROL

9.1

Amendment or Termination.  The Company reserves the right to amend, modify, suspend or terminate this Plan in whole or in part at anytime by action of its Board.  No amendment shall reduce the Account credited to a Participant under this Plan as of the amendment date, except to the extent that the Participant agrees in writing to such a reduction.

9.2

Change of Control.  Following a Change of Control (as that term is defined in the Employment Agreement), the Plan shall be continued by the surviving entity, and the participant’s rights under this Plan shall not be impaired without the consent of the Participant.

ARTICLE X
GENERAL PROVISIONS

10.1	Payment to Minors and Incompetents.

If any Participant or Beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Plan Administrator, or adjudged to be, legally incapable of giving valid receipt and discharge for benefits received, benefits will be paid to such person or institution as the Plan Administrator may designate or to the duly appointed guardian of the Participant or Beneficiary, as the case may be.  Any payment so made shall be deemed to be in complete discharge of the Participant or Beneficiary’s right to such payment under the Plan.

10.2	No Contract.

This Plan shall not be deemed to create a contract of employment with any Participant, nor shall any provision of the Plan alter in any way the rights and responsibilities of the Company or any Participant under any employment agreement entered into by the Company and a Participant.

10.3	Use of Masculine and Feminine; Singular and Plural.

Wherever used in this Plan, the masculine gender will include the feminine gender and the singular will include the plural, unless the context indicates otherwise.

10.4	Non-Alienation of Benefits.

No amount payable to, or held under the Plan for the account of, any Participant or Beneficiary shall be subject in any manner to alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void.  Nor shall any amount payable to, or held under the Plan for the account of, any Participant or Beneficiary be in any manner liable for his debts, contracts, liabilities, engagements, or torts, or be subject to any legal process to levy upon or attach.

10.5	Protective Provisions.

Each Participant shall cooperate with the Company by furnishing any and all information requested by the Company in order to facilitate the payment of benefits hereunder, taking such physical examination as the Insurer may require and such other relevant action as may be requested by the Plan Administrator.  If a Participant refuses to cooperate with any requirements reasonably imposed, the Company shall have no further obligation to the Participant under the Plan, other than payment to the Participant of the cumulative amounts previously deferred by the Participant under the Plan.

10.6	Governing Law.

The provisions of the Plan shall be interpreted, construed, and administered in accordance with the laws of the of the State of North Carolina, except to the extent federal law (including, but not limited to, ERISA) applies. ERISA will govern all issues and matters relating to the Plan and shall preempt all state laws relating to the Plan.

10.7	Captions.

The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the Plan nor in any way affect the construction of any provision of the Plan.

          EXECUTED this _____________ day of ________________, 2004 by the Company’s duly empowered officer.

INVESTORS TITLE INSURANCE COMPANY

ATTEST:

Signature

Title

Date